Exhibit 10.3

EV MANAGEMENT, LLC

2017-2018 KEY EMPLOYEE INCENTIVE PLAN

1.          Purpose. This EV Management, LLC (the “Company”) 2017-2018 Key Employee Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its Affiliates.

2.          Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of November 17, 2017 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until September 30, 2018, unless earlier terminated by the Company in accordance with Section 8(e) (the “Term”). The expiration or termination of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder for any Performance Period (as defined herein) ending on or before such date.

3.           General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect Affiliates.

4.           Definitions. For purposes of this Plan:

(a)          “Affiliates” means EV Energy Partners, L.P., or any entity, in whatever form, of which the Company or EV Energy Partners, L.P., has ownership or management control, as determined by the Committee (as defined herein).

(b)          “Board” means the Company’s Board of Directors.

(c)          “Cause” means Participant (i) has been convicted of, or pleaded no contest to, a misdemeanor involving moral turpitude, or a felony, (ii) engaged in misconduct which is materially injurious to the Company or its Affiliates (including, without limitation, misuse of any funds or other property), (iii) engaged in gross negligence or willful misconduct in the performance of Participant’s duties for the Company, (iv) willfully refused, without proper legal reason, to perform Participant’s duties for the Company, (v) materially breached of Participant’s duties and responsibilities, which is not remedied promptly after the Company gives Participant written notice specifying such breach, (vi) committed, or engaged in, any act of fraud, embezzlement, theft, a material breach of trust, or any material act of dishonesty, in each case, involving the Company or its Affiliates, or (iv) committed, or engaged in, any significant violation of the code of conduct of the Company or its Affiliates, or of any statutory or common law duty of loyalty to the Company or its Affiliates. For purposes of this definition, no act or failure to act will be deemed “willful,” unless effected by the Participant not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the best interests of the Company or any of its Affiliates.

(d)          “Committee” means the Compensation Committee of the Board.

(e)          “Company Group” means the Company and its direct and indirect Affiliates.

(f)           “Disability” means Participant’s inability, due to physical or mental incapacity, to perform the essential functions of Participant’s job, for two hundred seventy (270) consecutive days.

(g)          “Good Reason” means any of the following, in each case, without Participant’s consent and as compared to what was in effect as of the Effective Date: (i) a material breach by the Company of any material provision of any material written agreement between Participant and the Company, (ii) any material reduction in Participant’s base salary or target annual bonus amount, (iii) any material diminution in Participant’s authority, duties, or responsibilities, or (iv) a material and involuntary change in geographic location from the Company’s offices at which Participant is principally employed to a location more than fifty (50) miles from such offices immediately prior to the relocation (except for required travel on the Company’s business to an extent substantially consistent with Participant’s business travel obligations). Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon any of the following: (x) Participant’s failure to provide written notice to the Company within thirty (30) days of the date the Participant has actual knowledge of the facts or circumstances giving rise thereto, (y) substantial correction of such occurrence by the Company within thirty (30) days following receipt of Participant’s written notice described in (x), or (z) Participant’s failure to actually terminate employment within the ten (10) day period following the expiration of the Company’s thirty (30) day cure period.

(h)          “First Performance Period” means the period commencing October 1, 2017 and ending December 31, 2017.

(i)           “Fourth Performance Period” means the period commencing July 1, 2018 and ending September 30, 2018.

(j)           “Participant” shall have the meaning ascribed thereto in Section 5 hereof.

(k)          “Participation Agreement” means the agreement between the Company and a Participant granting Participant the opportunity to earn a Quarterly Performance Incentive under this Plan and in the form attached hereto as Exhibit B.

(l)           “Performance Goals” means the Performance Metrics (as defined below) for each Performance Period as set forth on Exhibit A as follows: the (i) Quarterly Threshold Performance Goals, (ii) Quarterly Target Performance Goals, and (iii) Quarterly Maximum Performance Goals, collectively, the “Quarterly Performance Goals”; and for the purposes of catch-up payments described in Section 6(b): the (i) Cumulative Threshold Performance Goals; (ii) Cumulative Target Performance Goals; and (iii) Cumulative Maximum Performance Goals, collectively, the “Cumulative Performance Goals” of applicable Performance Metrics.

(m)         “Performance Metric” means the specific performance criteria used in determining Performance Goals for the Performance Period as set forth in Exhibit A; provided that each Performance Metric shall be adjusted on a pro forma basis to take into account any acquisitions or dispositions consummated during the Performance Period. The Performance Metric shall be adjusted on a pro forma basis to exclude costs and benefits associated with the Company’s restructuring.

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(n)          “Performance Period” means each successive calendar quarter commencing during the Term.

(o)          “Qualifying Termination” means the termination of Participant’s employment (i) by the Company for a reason other than Cause, (ii) by Participant for Good Reason, or (iii) due to Participant’s death or Disability.

(p)          “Quarterly Performance Incentive” shall mean, in the case of any Participant, the incentive payable to such Participant under the Plan for the applicable Performance Period.

(q)          “Second Performance Period” means the period commencing January 1, 2018 and ending March 31, 2018.

(r)           “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(s)          “Third Performance Period” means the period commencing April 1, 2018 and ending June 30, 2018.

5.           Eligible Participants. Each person designated by the Committee from time to time shall be a Participant under the Plan and eligible to receive a Quarterly Performance Incentive with respect to each Performance Period.

6.           Term of Participation.

(a)          Subject to the provisions of this Plan and any Participation Agreement granted hereunder, each Participant shall earn a Quarterly Performance Incentive as of the end of each Performance Period, depending upon the extent to which the Performance Goals set forth in Exhibit A have been achieved for such Performance Period.

(b)          In addition to being measured on a quarterly basis, each Performance Metric shall be measured cumulatively as of the end of each of the Second Performance Period, Third Performance Period, and Fourth Performance Period. A “catch-up” payment will be made to the extent the Company equals or exceeds the Cumulative Performance Goals/Metrics for the applicable Performance Period as follows:

(i)          Second Performance Period Catch-Up: A Participant shall earn an amount equal to the excess, if any, of (i) the aggregate Quarterly Performance Incentive payable based on achievement, as applicable, of the Cumulative Performance Goals as of the end of the Second Performance Period over (ii) the sum of the Quarterly Performance Incentives actually paid for the First and Second Performance Periods. The Second Performance Period Catch-Up, if any, shall be payable in addition to any Quarterly Performance Incentive earned for the Second Performance Period pursuant to Section 6(a) above.

(ii)         Third Performance Period Catch-Up: A Participant shall earn an amount equal to the excess, if any, of (i) the aggregate Quarterly Performance Incentive payable based on achievement, as applicable, of the Cumulative Performance Goals as of the end of the Third Performance Period over (ii) the sum of the Quarterly Performance Incentives actually paid for the First, Second, and Third Performance Periods. The Third Performance Period Catch-Up, if any, shall be payable in addition to any Quarterly Performance Incentive earned for the Third Performance Period pursuant to Section 6(a) above.

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(iii)        Fourth Performance Period Catch-Up: A Participant shall earn an amount equal to the excess, if any, of (i) the aggregate Quarterly Performance Incentive payable based on achievement, as applicable, of the Cumulative Performance Goals as of the end of the Fourth Performance Period over (ii) the sum of the Quarterly Performance Incentives actually paid for the First, Second, Third, and Fourth Performance Periods. The Fourth Performance Period Catch-Up, if any, shall be payable in addition to any Quarterly Performance Incentive earned for the Fourth Performance Period pursuant to Section 6(a) above.

(c)         Participant shall not be eligible to earn a Quarterly Performance Incentive with respect to any calendar quarter that commences following the end of the Term.

(d)         Exhibit A sets forth for each Performance Period, as applicable: (i) the Quarterly Threshold Performance Goals, Quarterly Target Performance Goals, and Quarterly Maximum Performance Goals; and (ii) the Cumulative Threshold Performance Goals, Cumulative Target Performance Goals, and Cumulative Maximum Performance Goals. Exhibit A also sets forth the payout schedule setting forth the Quarterly Performance Incentive amount potentially payable upon the achievement of the applicable Performance Goals. The payout schedule for a Quarterly Performance Incentive for a Participant shall be based on Participant’s individual target payment amount that has been approved by the Committee and the level of achievement of the applicable Performance Metrics. Participant’s individual target payment shall be set forth in such Participant’s Participation Agreement. Achievement of the Performance Goals shall be calculated on the basis of straight-line interpolation between the normal and cumulative Quarterly Threshold Performance Goals, Quarterly Target Performance Goals, and Quarterly Maximum Performance Goals for each Performance Metric underlying the Performance Goal. Except as otherwise may be provided by the Committee, in its sole discretion, no Quarterly Performance Incentive shall be payable for a Performance Metric unless the Quarterly Threshold Performance Goals for such Performance Metric are achieved.

(e)         Except as set forth in this Section 6(e), in order to earn a Quarterly Performance Incentive for any Performance Period, a Participant must remain employed by the Company Group through the date on which the Quarterly Performance Incentive for the applicable Performance Period is paid. Except as set forth in this Section 6(e), a Participant whose employment with the Company Group terminates for any reason prior to the date on which the Quarterly Performance Incentive for the applicable Performance Period is paid shall forfeit the right to any Quarterly Performance Incentive for that Performance Period. Notwithstanding the foregoing, in the event of Participant’s Qualifying Termination during a Performance Period, Participant shall be entitled to a pro rata portion (based on the percentage of the Performance Period Participant was engaged by the Company Group) of the Quarterly Performance Incentive that would otherwise have been earned for such Performance Period.

7.           Performance Certification. Promptly after the end of each Performance Period and as soon as quarterly financials are estimable, the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount of Quarterly Payment Incentive payable to each Participant hereunder. Any Quarterly Performance Incentive required to be made under this Plan shall be paid on a fully-vested basis by the Company as soon as possible after the end of the applicable Performance Period, but in any event not less than forty-five (45) days after the end of the Performance Period.

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8.           Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan, and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a)         All rights and interests of Participants under this Plan shall be non-assignable, and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer, or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation, or otherwise, the Company may assign this Plan.

(b)         Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group related to this Plan, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

(c)         Payment of amounts due under the Plan shall be provided to Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee. The Company may deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.

(d)         The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Quarterly Performance Incentive payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.

(e)         The Company, in its sole discretion, shall have the right to modify, supplement, suspend, or terminate this Plan at any time; provided that, except as required by law, in no event shall any amendment or termination adversely affect the rights of Participants regarding any Quarterly Performance Incentive for a Performance Period that has commenced as of the date of such action without the prior written consent of the affected Participants. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

(f)          Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

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(g)         Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.

(h)         Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i)          The administration of the Plan shall be governed by the laws of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

(j)          The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed, and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

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IN WITNESS WHEREOF, EV Management, LLC has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.

EV MANAGEMENT, LLC

By:	/s/ John B. Walker

Name:	John B. Walker

Its:	Executive Chairman

Exhibit A

Performance Metrics and Goals

Payable if Quarterly Threshold Performance Metric Achieved:	50% of Applicable Portion of Target Quarterly Performance Incentive

Payable if Quarterly Target Performance Metric Achieved:	100% of Applicable Portion of Target Quarterly Performance Incentive

Payable if Cumulative Maximum Performance Metric Achieved:	150% of Applicable Portion of Target Quarterly Performance Incentive

Payable if Cumulative Quarterly Threshold Performance Metric Achieved:	50% of Aggregate Applicable Portion of Target Quarterly Performance Incentive Through the Applicable Performance Period

Payable if Cumulative Quarterly Target Performance Metric Achieved:	100% of Aggregate Applicable Portion of Target Quarterly Performance Incentive Through the Applicable Performance Period

Payable if Cumulative Quarterly Maximum Performance Metric Achieved:	150% of Applicable Portion of Aggregate Target Quarterly Performance Incentive Through the Applicable Performance Period

Portion of Applicable Portion Payable if Achievement is Between Quarterly and/or Cumulative Threshold and Maximum Performance Metric:	Calculated on the basis of straight-line interpolation

(i)	Performance Metric:	Production (mmcfe/day)

Applicable Portion of Target Quarterly Performance Incentive:	33.33%

Performance Period	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	165.0	162.5	162.5	162.5
Quarterly Target Performance Goal	173.7	171.0	171.0	171.0
Quarterly Maximum Performance Goal	182.4	179.6	179.6	179.6

Cumulative Threshold Performance Goal	N/A	163.7	163.3	163.1
Cumulative Target Performance Goal	N/A	172.4	171.9	171.7
Cumulative Maximum Performance Goal	N/A	181.0	180.5	180.3

(ii)	Performance Metric:	Lease Operating Expense ($mm)

Applicable Portion of Target Quarterly Performance Incentive:	33.33%

Performance Period	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	27.9	27.9	27.9	27.9
Quarterly Target Performance Goal	26.6	26.6	26.6	26.6
Quarterly Maximum Performance Goal	25.3	25.3	25.3	25.3

Cumulative Threshold Performance Goal	N/A	55.8	83.7	111.6
Cumulative Target Performance Goal	N/A	53.2	79.8	106.4
Cumulative Maximum Performance Goal	N/A	50.6	75.9	101.2

(iii)	Performance Metric:	Adjusted EBITDAX ($mm)

Applicable Portion of Target Quarterly Performance Incentive:	33.34%

Performance Period	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	17.7	20.2	17.3	17.8
Quarterly Target Performance Goal	20.8	23.8	20.4	20.9
Quarterly Maximum Performance Goal	23.9	27.4	23.5	24.0

Cumulative Threshold Performance Goal	N/A	37.9	55.2	73.0
Cumulative Target Performance Goal	N/A	44.6	65.0	85.9
Cumulative Maximum Performance Goal	N/A	51.3	74.8	98.8

Definitions:

For purposes herein:

a.	Adjusted “EBITDAX” is a non-GAAP financial measure as defined in EV Energy Partners, L.P.’s quarterly earnings releases and determined in a manner consistent with past reporting practices to the Board, excluding fees and expenses related to or incurred on account of analyzing, structuring, negotiating, or effecting the restructuring of the Company’s liabilities (including, without limitation, fees and expenses of legal and financial advisors).

b.	“Lease Operating Expense” means lease operating expenses as presented in, or calculated in the same manner as presented in, the EV Energy Partners, L.P. quarterly unaudited and annual audited financial statements prepared in accordance with generally accepted accounting principles, plus or minus any non-cash inventory adjustments contained therein.

c.	“mmcfe” means one million cubic feet of natural gas equivalent, determined using the ratio of six thousand (6,000) cubic feet of natural gas to one barrel of crude oil, condensate, or natural gas liquids.

d.	“Production” means the production of oil, natural gas, and natural gas liquids as presented in, or calculated in the same manner as presented in, the EV Energy Partners, L.P. quarterly unaudited and annual audited financial statements prepared in accordance with generally accepted accounting principles.

EXHIBIT B

TO:	______________

FROM:	______________

DATE:	______________, 2017

RE:	Participation Agreement under the EV Management, LLC 2017-2018 Key Employee Incentive Plan

We are pleased to advise you that you will be eligible to receive Quarterly Performance Incentive payments for the Performance Periods pursuant to the EV Management, LLC (the “Company”) 2017-2018 Key Employee Incentive Plan (the “KEIP”). Terms used herein with initial capital letters have the meanings set forth in the KEIP, and this letter and the respective rights and obligations of you and the Company shall be, in all respects, subject to the terms and conditions of the KEIP. A copy of the KEIP is attached for your reference.

1.	Performance Period. This Participation Agreement relates to the Performance Period beginning October 1, 2017 through December 31, 2017 and continuing for successive quarters pursuant to the terms of the KEIP.

2.	Total Threshold Amount; Total Target Amount; Total Maximum Amount. Your quarterly threshold amount is $______, your quarterly target amount is $______, and your quarterly maximum amount is $______.

3.	Performance Metrics. You will be eligible to earn the applicable portion of your Quarterly Performance Incentive based on the Company’s performance against the following Performance Metrics:

Performance Metric	Applicable Portion of Quarterly Performance Incentive	Quarterly Incentive Opportunity

Production	33.33%	• Threshold: $_________________ • Target: $____________________ • Maximum: $_________________

Lease Operating Expense	33.33%	• Threshold: $_________________ • Target: $____________________ • Maximum: $_________________

Adjusted EBITDAX	33.34%	• Threshold: $_________________ • Target: $____________________ • Maximum: $_________________

4.	Payment Schedule. Your Quarterly Performance Incentive amount, if any, will be paid to you as soon as practicable after the end of each Performance Period, but in no event shall payment be made later than as required by Section 409A.

5.	Cumulative Payment. Commencing with the Second Performance Period, you will be eligible to receive a cumulative Quarterly Performance Incentive at the end of each Performance Period based on the degree to which the applicable cumulative Performance Metrics are achieved as of the end of that Performance Period.

Your eligibility for Quarterly Performance Incentive payments shall have no effect on your ability to participate in other benefits programs of the Company, including other incentive or benefit plans, subject to the terms and conditions of those programs, and does not affect the nature of your employment with the Company. Your rights under this letter and any interest in or right to the Award may not be transferred or assigned by you, other than by will or by the laws of descent and distribution.

The Company intends for the Quarterly Performance Incentive payments to be exempt from the requirements of Section 409A and the regulations and other guidance issued thereunder, and this letter shall be interpreted to give effect to such intention; provided, however, that nothing contained herein shall be construed as a representation, guarantee, or other undertaking on the part of the Company that the Award is or will be found to be exempt from Section 409A. You are hereby advised to consult immediately with your tax advisor regarding the tax consequences of the Quarterly Incentive Performance payments, including, without limitation, any possible tax consequences of the Quarterly Incentive Performance payments in connection with Section 409A.

We greatly appreciate your contributions to the Company and look forward to working together with you towards the Company’s future successes. If you have any questions regarding this Participation Agreement, please contact Ann Archer in Human Resources at 713-970-1923.

IN WITNESS WHEREOF, Participant has entered into this Participation Agreement, and EV Management, LLC has caused this Participation Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first set forth above.

PARTICIPANT	EV MANAGEMENT, LLC

By:
Participant’s Signature
Name:

Its: